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                                                                     EXHIBIT 5.1



                        [[COOLEY GODWARD LLP LETTERHEAD]





June 27, 1997


Interactive Group, Inc.
5095 Murphy Canyon Road
San Diego, California 92123

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Interactive Group, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of 350,000 shares of the Company's Common Stock, $.001 par value (the "Shares"), including 100,000 additional shares issuable pursuant to the Company's Employee Stock Purchase Plan (the "Purchase Plan") and 250,000 shares issuable pursuant to the Company's 1997 Nonstatutory Stock Option Plan (the "Stock Option Plan").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation, as amended, and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Purchase Plan or the Stock Option Plan, as applicable, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Respectfully,

COOLEY GODWARD LLP

/S/ LANCE W. BRIDGES

Lance W. Bridges